News Release

FOR IMMEDIATE RELEASE	June 29, 2006

Nortel Announces Pricing of US$2 Billion Senior Notes Offering

Toronto – Nortel* Networks Corporation [NYSE/TSX: NT] today announced the pricing of the previously announced offering of US$2 billion aggregate principal amount of senior notes (the “Notes”) by its principal direct operating subsidiary, Nortel Networks Limited (“NNL”), to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States pursuant to Regulation S under the Securities Act. The placement of the Notes is subject to customary closing conditions and is expected to close on July 5, 2006.

The Notes to be issued by NNL will consist of US$450 million of Senior Notes due 2016 (the “2016 Fixed Rate Notes”), US$550 million of Senior Notes due 2013 (the “2013 Fixed Rate Notes”) and US$1,000 million of Floating Rate Senior Notes due 2011 (the “Floating Rate Notes”) and will be fully and unconditionally guaranteed by the Company and initially guaranteed by the Company’s indirect subsidiary, Nortel Networks Inc. (“NNI”).

The 2016 Fixed Rate Notes will pay interest semi-annually at a rate per annum of 10.75%, the 2013 Fixed Rate Notes will pay interest semi-annually at a rate per annum of 10.125%, and the Floating Rate Notes will pay interest quarterly at a rate per annum, reset quarterly, equal to three-month LIBOR plus 4.25%.

NNL expects that the net proceeds from the sale of the Notes will be approximately $1,956 million, after deducting discounts and other offering expenses. NNL plans to use US$1.3 billion of these net proceeds to repay the US$1.3 billion one-year credit facility that NNI entered into in February 2006, and the remainder for general corporate purposes, including to replenish recent cash outflows of US$150 million for the repayment at maturity of the outstanding aggregate principal amount of the 7.40% Notes due June 15, 2006 issued by the Company’s indirect finance subsidiary, Nortel Networks Capital Corporation, and fully and unconditionally guaranteed by NNL, and US$575 million (plus accrued interest of US$5 million) deposited into escrow on June 1, 2006 pursuant to the proposed class action settlement first announced on February 8, 2006.

The Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to or for the benefit of U.S. persons unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and the related guarantees, nor shall there be any sale of the Notes and the related guarantees in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

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